EXHIBIT 99.1

Investor Contact:	Press Contact:
Jeff Carberry	Eric Nash
Stamps.com Investor Relations	Stamps.com Public Relations
(310) 482-5830	(310) 482-5942
invrel@stamps.com	publicrelations@stamps.com

STAMPS.COM ANNOUNCES RECORD THIRD QUARTER 2014 RESULTS

Revenue of $37.8 million up 21%; Non-GAAP Earnings Per Share of $0.71 up 15%
El Segundo, CA – November 5, 2014 – Stamps.com® (Nasdaq: STMP), the leading provider of postage online and shipping software solutions, today announced results for the third quarter ended September 30, 2014.
Highlights for the third quarter:

•	During the third quarter, Stamps.com acquired ShipWorks®, a leading subscription based shipping software company that provides simple, powerful and easy to use client based solutions for online sellers. The third quarter financial results include the results of ShipWorks from August 29, 2014 through September 30, 2014.

•	Core Mailing and Shipping revenue, which includes the ShipStation and ShipWorks subsidiaries, was $35.8 million, up 21% compared to the third quarter of 2013.

•	Total revenue was $37.8 million, up 21% compared to the third quarter of 2013.

•	GAAP net income was $9.5 million or $0.58 per fully-diluted share, including $0.5 million of stock-based compensation expense, $0.5 million of corporate development expenses, $0.6 million of amortization expense of acquired intangibles, $0.9 million of contingent consideration charges and a non-cash income tax benefit of $0.3 million.

•	On a non-GAAP basis, excluding the stock-based compensation expense, corporate development expenses, intangible amortization expense, contingent consideration charge and non-cash income tax benefit, income from operations was $11.7 million, net income was $11.5 million and net income per fully-diluted share was $0.71.

"The acquisition of ShipWorks represents another strategic investment in our high volume and e-commerce shipping business,” said Ken McBride, Stamps.com's chairman and CEO. “E-commerce driven package shipping is a very attractive segment within the mailing and shipping space and this acquisition in combination with our previous ShipStation acquisition further leverages our ability to accelerate our growth in this area. We were also very pleased with our record third quarter financial results where we saw accelerated growth in our core mailing and shipping business including positive contributions from both our ShipStation and ShipWorks subsidiaries. We remain very excited about the opportunities we see in all of our business areas.”

Third Quarter 2014 Detailed Results

Core Mailing and Shipping revenue, including the small business, enterprise and high volume shipping customer segments, and excluding the enhanced promotion and PhotoStamps revenue, was $35.8 million, up 21% versus the third quarter of 2013.  Non-core Mailing and Shipping revenue from the enhanced promotion channel, which includes online programs where additional promotions are provided directly by marketing partners, was $0.5 million, down 28% versus the third quarter of 2013 as the Company continued to minimize its investment in this area. Non-core PhotoStamps revenue was $1.5 million, up 53% versus the third quarter of 2013 as a result of increased high volume business orders. Mailing and Shipping gross margin was 80.0%, PhotoStamps gross margin was 15.6% and total gross margin was 77.4%.

Third quarter GAAP net income was $9.5 million. On a per share basis, total third quarter 2014 GAAP net income was $0.58 based on 16.3 million fully-diluted shares outstanding. Third quarter 2014 GAAP net income was reduced by $0.5 million of stock-based compensation expense, $0.5 million of acquisition and integration-related corporate development expenses, $0.6 million of amortization expense of acquired intangibles, $0.9 million of contingent consideration charges resulting from changes to the fair value of the contingent consideration for the ShipStation acquisition, and increased by a non-cash income tax benefit of $0.3 million resulting from the reversal of a portion of the Company’s net deferred tax asset valuation allowance.

Non-GAAP and GAAP amounts are reconciled in the following table:

Third Quarter Fiscal 2014		Stock-Based	Corporate	Intangible	Contingent
All amounts in millions except	Non-GAAP	Compensation	Development	Amortization	Consideration	Income Tax	GAAP
per share or margin data:	Amounts	Expense	Expense	Expense	Charge	Benefit	Amounts

Cost of Sales	$8.47	$0.08	$-	$-	$-	$-	$8.54
Research & Development	3.25	0.16	-	-	-	-	3.41
Sales & Marketing	9.44	0.08	-	-	-	-	9.52
General & Administrative	4.98	0.15	0.49	0.57	0.86	-	7.05

Total Expenses	26.13	0.46	0.49	0.57	0.86	-	28.52

Gross Margin	77.6%	(0.2%)	--	--	--	--	77.4%

Income (Loss) from Operations	11.70	(0.46)	(0.49)	(0.57)	(0.86)	-	9.32

Operating Margin	30.9%	(1.2%)	(1.3%)	(1.5%)	(2.3%)	-	24.6%

Interest and Other Income	0.07	-	-	-	-	-	0.07

Pre-Tax Income (Loss)	11.77	(0.46)	(0.49)	(0.57)	(0.86)	-	9.39

Provision for Income Taxes	(0.26)	-	-	-	-	0.35	0.09

Net Income	11.51	(0.46)	(0.49)	(0.57)	(0.86)	0.35	9.47

On a diluted per share basis	$0.71	$(0.03)	$(0.03)	$(0.04)	$(0.05)	$0.02	$0.58

Shares used in per share calculation	16.26	16.26	16.26	16.26	16.26	16.26	16.26

Excluding the stock-based compensation expense, corporate development expenses, intangible amortization expense, contingent consideration charge, and non-cash income tax benefit, third quarter 2014 non-GAAP operating income was $11.7 million and non-GAAP net income was $11.5 million or $0.71 per share based on 16.3 million fully-diluted shares outstanding. This compares to third quarter 2013 non-GAAP operating income of $10.1 million and non-GAAP net income of $10.1 million or $0.62 per share based on fully-diluted shares outstanding of 16.4 million. Thus, third quarter non-GAAP operating income, non-GAAP net income and non-GAAP fully-diluted earnings per share increased by 16%, 14% and 15% year-over-year, respectively.

NOL Update

The Company has significant Federal and State net operating losses (“NOL”) which could potentially be impaired by shifts in ownership under Section 382 of the Internal Revenue Code. The Company estimates its ownership shift was at approximately 14% as of September 30, 2014, which is below the 50% level that could trigger a potential impairment of its NOL asset. As part of its ongoing program to preserve future use of its NOL asset, the Company requests that any shareholder contemplating becoming a 5% shareholder contact the Company before doing so.

Share Repurchase

During the third quarter of 2014, the Company did not repurchase any shares. On October 29, 2014, the Board of Directors approved a new share repurchase program that replaces all prior repurchase programs and authorizes the Company to repurchase up to 1.0 million shares of stock during the next twelve months.

Business Outlook

Stamps.com currently expects fiscal year 2014 revenue to be in a range of $135 to $150 million; this compares to previous guidance of $130 to $145 million. GAAP net income per share for fiscal year 2014 is expected to be in a range of $1.85 to $2.25. GAAP net income per fully diluted shares includes approximately $5 million of stock-based compensation expense, approximately $1.0 million of corporate development expenses, approximately $1.4 million of intangible amortization expense, approximately $0.9 million of contingent consideration charges and a non-cash income tax benefit of approximately $4.0 million. Excluding the stock-based compensation expense, corporate development expenses, intangible amortization expense, contingent consideration charge and non-cash income tax benefit, non-GAAP fiscal year 2014 net income per fully-diluted share is expected to be in a range of $2.10 to $2.50.

Company Customer Metrics

A complete set of the quarterly customer metrics for the past eight fiscal years and current year-to-date is available at http://investor.stamps.com (under a tab on the left side called Company Information, Metrics).

Quarterly Conference Call

The Stamps.com financial results conference call will be web cast today at 5:00 p.m. Eastern Time and may be accessed at http://investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the web cast, a replay of the call will be available at the same website.

About Stamps.com, ShipStation and PhotoStamps

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com’s service enables customers to print U.S. Postal Service-approved postage with just a computer, printer and Internet Connection, right from their homes or offices.  The Company has been the leader in transforming the world of mailing and shipping for small business owners, e-commerce sellers, high volume shippers and enterprise organizations alike. The Company currently has PC Postage partnerships with Avery, Microsoft, HP, the U.S. Postal Service and others.

ShipStation is a leading web-based shipping software that is built to help online retailers organize and process their orders, while fulfilling and shipping them quickly and easily. With automatic order importing from over 50 shopping carts and marketplaces, including eBay, Amazon, Shopify, Bigcommerce, Volusion, Squarespace and more, and automation features like custom hierarchical rules and product profiles, ShipStation helps online retailers ship their orders no matter where they sell or how they ship.

ShipWorks is a leading client-based shipping software solution that allows online retailers and e-commerce merchants to organize, process, fulfill and ship their orders quickly and easily. ShipWorks is integrated with over 50 selling platforms, including eBay, PayPal, Amazon, Yahoo! and others.

PhotoStamps is a patented Stamps.com product that couples the technology of PC Postage with the simplicity of a web-based image upload and order process. Customers may create full custom PhotoStamps with their own digital photograph, or they may choose a licensed image. Stamps.com currently has PhotoStamps partnerships with HP/Snapfish and others.

About Non-GAAP Measures and Share Repurchase Timing

To supplement the Company’s condensed financial statements presented in accordance with GAAP, Stamps.com uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP income from operations, non-GAAP pre-tax income, non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP gross margin and non-GAAP operating margin. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found in the financial tables of this earnings release.

Non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance, prospects for the future and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results. The Company believes the non-GAAP measures that exclude items such as stock-based compensation, asset write-offs, one-time expenses such as those associated with the relocation of its corporate headquarters, dividend-related compensation expense, legal settlements and reserves, amortization expense of acquired intangibles, acquisition and integration related corporate development expenses, contingent consideration charges and non-cash income tax adjustments, when viewed with GAAP results and the accompanying reconciliation, enhance the comparability of results against prior periods and allow for greater transparency of financial results. The Company believes non-GAAP measures facilitate management’s internal comparison of the Company’s financial performance to that of prior periods as well as trend analysis for budgeting and planning purposes. The presentation of non-GAAP measures are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

The timing of share repurchases, if any, and the number of shares to be bought at any one time will depend on market conditions and the Company’s assessment of the risk that its net operating loss asset could be impaired if such repurchases were undertaken. Share repurchases may be made from time-to-time on the open market or in negotiated transactions at the Company's discretion in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares may be subject to limitations imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about anticipated results that involve risks and uncertainties. Important factors, including the Company's ability to complete and ship its products, maintain desirable economics for its products and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by STAMPS.COM, including its Annual Report on Form 10-K for the year ended December 31, 2013, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. STAMPS.COM undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo, ShipStation, ShipWorks and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. and its subsidiaries. All other brands and names are property of their respective owners.

STAMPS.COM INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data: unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2014	2013	2014	2013
Revenues:
Service	$30,057	$24,505	$82,621	$74,241
Product	3,875	3,885	12,443	12,436
Insurance	2,360	1,854	6,400	5,517
PhotoStamps	1,532	1,001	3,940	3,260
Other	10	-	12	1
Total revenues	37,834	31,245	105,416	95,455
Cost of revenues:
Service	5,123	3,833	13,941	12,403
Product	1,285	1,315	4,119	4,322
Insurance	843	659	2,248	1,976
PhotoStamps	1,293	777	3,297	2,623
Total cost of revenues	8,544	6,584	23,605	21,324
Gross profit	29,290	24,661	81,811	74,131
Operating expenses:
Sales and marketing	9,516	9,095	31,549	29,270
Research and development	3,407	2,844	9,359	8,187
General and administrative	6,191	3,961	15,738	11,553
Contingent consideration charges	860	-	860	-
Total operating expenses	19,974	15,900	57,506	49,010
Income from operations	9,316	8,761	24,305	25,121

Interest and other income, net	71	92	296	341
Income before income taxes	9,387	8,853	24,601	25,462
Income tax (benefit) expense	(85)	90	(3,379)	180
Net income	$9,472	$8,763	$27,980	$25,282
Net income per share:
Basic	$0.60	$0.55	$1.75	$1.63
Diluted	$0.58	$0.53	$1.70	$1.56
Weighted average shares outstanding:
Basic	15,881	15,816	16,031	15,545
Diluted	16,258	16,389	16,433	16,184

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	September 30, 2014	December 31, 2013

ASSETS
Cash and investments	$44,512	$87,210
Accounts receivable	10,545	17,504
Other current assets	6,234	6,541
Property and equipment, net	30,783	29,763
Goodwill and intangible assets, net	87,149	1,047
Deferred tax	44,241	40,262
Other assets	6,948	4,791
Total assets	$230,412	$187,118

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$19,365	$13,928
Contingent consideration	17,102	-
Deferred revenue	1,886	1,425
Total liabilities	38,353	15,353

Stockholders' equity:
Common stock	51	51
Additional paid-in capital	673,986	668,724
Treasury Stock	(172,410)	(159,522)
Accumulated deficit	(309,648)	(337,628)
Accumulated other comprehensive income	80	140
Total stockholders' equity	192,059	171,765
Total liabilities and stockholders' equity	$230,412	$187,118